Exhibit 10.19

Pear Therapeutics, Inc.

Non-Employee Director Compensation Policy

(As of December 3, 2021)

Director Compensation

Non-employee members of the board of directors (the “Board”) of Pear Therapeutics, Inc. (the “Company”) shall be eligible to receive cash and equity compensation commencing on December 3, 2021, as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Policy shall supersede any prior cash or equity compensation arrangements between the Company and its Non-Employee Directors.

Annual Cash Retainer

Each non-employee director is entitled to receive cash compensation as described in the table below:

Name	Annual Retainer
Board of Directors	$55,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Corporate Governance Chair	10,000

Equity-Based Compensation

In addition to cash compensation, non-employee directors elected or appointed to our board of directors will be granted a one-time stock option award to purchase 70,560 shares of our common stock on the date of such director’s election or appointment to the board of directors, which will vest in equal annual installments over three years, subject to continued service through such vesting dates. On the day of our annual meeting of stockholders each year, we may grant each non-employee director an annual stock option or a restricted stock unit award.